Exhibit 99.1

Liberty Tax Service Announces Appointment of CEO

Virginia Beach, Va. (September 8, 2017) – Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today announced the appointment of Ed Brunot as Chief Executive Officer.

The Company had engaged in a deliberate succession planning process, which resulted in Ed Brunot joining the Company as Chief Operating Officer as an interim step before assuming the role of CEO.

Mr. Brunot joined Liberty with a wealth of experience in corporate management, as well as a distinguished career in the military, where he served as a Captain in the U.S. Army and was awarded the Bronze Star.

Mr. Brunot stated, “It’s truly an honor to serve as Liberty’s CEO and work with such a great group of employees and franchisees.  I was brought on to make organizational and policy changes to drive culture, performance and efficiencies, and I look forward to working with the Board of Directors and our executive team to roll out a plan to leverage the many opportunities that exist for our company.”

Mr. Brunot is a board member for USO Hampton Roads/Central Virginia and Honor and Remember and holds a Bachelor of Science degree from the United States Military Academy, West Point, and a Master of Science degree from the University of Scranton.

About Liberty Tax, Inc.
Founded in 1997, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding future growth.  These forward-looking statements, as well as Company guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things; uncertainties regarding the Company’s ability to attract and retain clients; the ability to continue to pay a quarterly dividend; the impact of the launch of a new franchise brand; uncertainties regarding the Company’s ability to meet its prepared returns targets; competitive factors; regulatory factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; costs associated with compliance efforts; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.  The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.